Exhibit (a)(1)(E)
OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(including the Associated Series A Participating Preferred Stock Purchase Rights)
of
ElkCorp
at
$40.50 Net Per Share in Cash
by
CGEA Investor, Inc.
a wholly owned subsidiary of

CGEA Holdings, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FEBRUARY 14, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated January 18, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended, supplemented or otherwise modified from time to time constitute the “Offer”) in connection with the offer by CGEA Investor, Inc. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of CGEA Holdings, Inc. (“Parent”), to purchase all the outstanding shares of common stock, par value $1.00 per share (the “Shares”), of ElkCorp, a Delaware corporation (the “Company”), and the associated Series A Participating Preferred Stock purchase rights (the “Rights”) at a price of $40.50 per share net to the seller in cash (subject to applicable withholding taxes), without interest thereon.

The purpose of the Offer and the associated second step merger is for Parent, through Purchaser, to acquire control of, and the entire equity interest in, the Company. Purchaser has commenced the Offer as the first step in its plan to acquire all the outstanding Shares, pursuant to which, after completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company and the Company will be the surviving corporation (the “Merger”). Pursuant to the Merger, Parent will acquire all of the Shares not purchased pursuant to the Offer. Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering stockholders also will thereafter have no further equity interest in the Company. If Purchaser purchases a majority of the Shares pursuant to the Offer, Parent will then be entitled to designate a pro rata amount of the directors of the Company’s board of directors subject to certain conditions.

We are the holder of record of Shares for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

Your attention is invited to the following:

1. The offer price is $40.50 per share, net to you in cash.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights expire at midnight, New York City time, on February 14, 2007, unless the Offer is extended.

4. The Offer is conditioned upon a number of conditions as set forth in the Offer to Purchase and the Letter of Transmittal.

5. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

The Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid statute. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

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